Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-169342) pertaining to the Amended and Restated 2010 Stock Incentive Plan of Douglas Dynamics, Inc. and the Registration Statement (Form S-8 No. 333-184781) pertaining to the Douglas Dynamics, L.L.C. 401(k) Plan of our reports dated March 8, 2016, with respect to the consolidated financial statements of Douglas Dynamics, Inc., and the effectiveness of internal control over financial reporting of Douglas Dynamics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

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Milwaukee, Wisconsin	/s/ Ernst & Young LLP
March 8, 2016